                             EMPLOYMENT AGREEMENT


   Agreement made the 9th day of December, 1997, by and between a

   The Corporation:  Certified Diabetic Services, Inc. (a Delaware corporation)
                     2373 Horseshoe Drive North
                     Naples, Florida 34104

             and

   Executive:        Frederick J. Roberts
                     P.O. Box 7008
                     Naples, Florida 34101

   Effective Date:   December 22, 1997

                  BACKGROUND

                  It is in the best interest of the Corporation and its Shareholders to secure Executive's services for the Corporation with an employment agreement. The Corporation, as an incentive to Executive to become employed and to continue employment with the Corporation grants compensation, present and future stock interests and other incentives as more fully set forth in this Agreement and the attached Schedules. Executive and the Corporation desire to enter into an Employment Agreement under the terms and conditions set forth below.

                  NOW THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement and for other good and valuable consideration, the parties agree as follows:

       1. EMPLOYMENT

                  The Executive shall be employed by the Corporation in the capacity of President and Chief Operating Officer of the Corporation.

                  The Corporation shall indemnify Executive to the full extent of the general laws of the Corporation's state of incorporation, now or hereafter in force, including the advance of expenses under procedures provided by such laws.

       2. DUTIES

                  Executive shall serve the Corporation faithfully and to the best of his ability, under the direction of the Chairman of the Board of Directors (the "Chairman"). Executive shall be responsible for managing the daily operations and management of the Corporation, including without limitation, personnel decisions, sales, marketing, customer support and financial operations under the guidance of the Chairman. Executive shall perform such other duties as the

Chairman may from time to time prescribe consistent with Executive's position, title, duties, responsibilities, and status with the Corporation. Executive shall report and be responsible to the Chairman, and shall conduct his activities hereunder in consultation with and under the reasonable direction and control of the Chairman. Executive shall devote his entire time, energy and skill during the regular business hours and such other hours as are reasonably necessary to the Corporation. The Corporation acknowledges, however, that Executive has other business interests and is a director of other businesses and that such activity shall not constitute a breach of this Agreement as long as it does not normally interfere with the performance by Executive of his duties hereunder.

       3. COMPENSATION

                  The Corporation shall pay or cause to pay Executive during the term of his employment salary and bonuses as more particularly set forth in Schedule "A" which is attached to this Agreement and made part hereof.

       4. STOCK

                  Executive shall be entitled to certain stock and stock options in the Corporation as set forth in Schedule "B" which is attached to this Agreement and made a part hereof.

       5. ADDITIONAL BENEFITS

                  Executive shall also be entitled to any fringe benefits which may from time to time be made available to officers, directors and other Executives of the Corporation and as set forth in the personal policies of the Corporation, or as determined by the Board including but not limited to any employee benefit plan which is qualified and exempt under Section 401(a) and 501(a) of the Internal Revenue Code. Executive shall also be entitled to any group medical, dental, hospitalization insurance, long-term disability insurance of not less than ($4,000/month) Four Thousand Dollars per month and a life insurance policy of not less than ($1,000,000) One Million dollars payable in the event of death of the Executive and the Executive shall select the beneficiary. If, for any reason, the insurance cannot be placed, then the Executive is entitled to the cash equivalent. Executive shall also be entitled to annual membership fees for up to two private clubs of Executive's choosing, to incur no more than $3,100 per annum.

       6. EXPENSES

                  The Corporation shall reimburse Executive for out-of-pocket expenditures for transportation, fuel, entertainment, travel, meals, hotel accommodations and the like incurred by him, in the interest of the Corporation ("out-of-pocket expenses"). Executive shall each month submit vouchers, receipts or other documentation together with appropriate written explanation required by the Corporation to verify out-of-pocket expenses and shall be reimbursed for the actual expenses incurred. The Corporation shall provide Executive a reasonable monthly allowance for automobile expense, including cost of the vehicle, gas, maintenance, repairs and insurance, or in the alternative, may provide a suitable motor vehicle for use by the Executive for conduct of business on behalf of the Corporation, of up to ($650) per month.


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       7. WORKING FACILITIES

                  The Corporation shall furnish Executive with such office space and other facilities and services as in the discretion of the Chairman is appropriate for such an executive position and necessary for performance of his duties.

       8. AUTHORITY TO BIND THE CORPORATION

                  Executive shall have authority to enter into contracts binding upon the Corporation and to create any obligations on the part of the Corporation in the normal course of business and as would be expected of an Executive of a similar corporation. Notwithstanding the foregoing, Executive shall not have the authority to enter into contracts binding the Corporation, without prior approval with the Chairman, for purchases or transactions equal to or exceeding ($500,000) Five Hundred Thousand Dollars.

       9. VACATIONS

                  Executive shall be entitled each year to six (6) weeks paid vacation in accord with company policy for officers, directors, or senior management personnel.

                  Vacations shall be coordinated with other employees of the Corporation, shall be consistent with Executive's duties (as more fully set forth in Section 2 of this Agreement) and the needs of the Corporation and shall be scheduled at such times so as not to interfere with the effective operation of the Corporation.

       10. TERM AND TERMINATION OF EMPLOYMENT

                  10.a.  Term

                  The term of employment shall be for a period of three (3) years commencing on the Effective Date of this Agreement. At the end of the initial three (3) year term, the Corporation and Executive agree to negotiate in good faith a new contract or extension of the current contract. In the event the Corporation and Executive fail to reach an agreement due solely to the failure of the Corporation to negotiate in good faith, Executive shall be entitled upon his termination to his highest annual compensation (to include all bonus compensation) payable for one (1) year from the date of termination in the same manner his salary was paid while employed ("Severance Pay").

                  Further, in the event the Corporation terminates Executive other than pursuant to the provisions set forth in Section 10.b. below, Executive shall be entitled to (i) the greater of (a) the balance of his compensation due under this Agreement, and (b) an amount equal to two year's compensation and benefits as provided in Sections 3, 4, 5, 6 and 7, (ii) Severance Pay for the year following termination, and (iii) release of all stock and stock options of the Corporation set forth in Schedule B from any escrow, forfeiture, or vesting provisions.

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                        10.b.  Termination

                            10.b.1 Termination by Death. If Executive dies, then
this Agreement shall terminate immediately, except that Executive's heirs, personal representatives or estate shall be entitled to receive (a) his Minimum Base Compensation (as defined in Schedule A) for a period of one (1) year after his death payable as his Minimum Base Compensation was paid during Executive's lifetime; (b) any accrued benefits up to the date of termination; (c) bonuses that have accrued but not paid; (d) all shares of stock and stock options of the Corporation owned by the Executive or promised by the Corporation to Executive, including without limitation all stock pledged, held in escrow, stock options, warrants or other rights to own or purchase stock in the Corporation; and (e) any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans.

                            10.b.2 Termination by Disability. If Executive
becomes disabled, and such disability continues for more than three (3) consecutive months after the onset of Disability (as defined below) or for periods aggregating more than four (4) months during any six month period, the Corporation shall have the right to terminate this Agreement immediately, except that Executive shall be entitled to receive (a) the difference in his Minimum Base Compensation above any disability insurance proceeds received from the disability policy or plan paid for or provided by the Corporation for a period of one (1) year beginning on the date of the Onset of Disability (as defined below); (b) any accrued benefits up to the date of the termination; (c) bonuses that have accrued but not paid; (d) all shares of stock and stock options of the Corporation owned by or promised by the Corporation to Executive, including without limitation all stock pledged, held in escrow, stock options, warrants or other rights to own or purchase stock in the Corporation; and (e) any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans. "Onset of Disability" means the first day on which Executive shall be unable to perform any of his duties under this Agreement on a full time basis by reason of physical or mental incapacity, sickness or infirmity.

                  In the event of a partial disability, Executive shall be entitled to work for such time and in such capacity as his disability permits and his salary be adjusted accordingly.

                            10.b.3 For Cause. This Agreement may be terminated
for Cause (as defined below), upon five (5) days prior written notice from the Corporation to Executive upon the occurrence or act by Executive of any one of more of the following events ("Cause"):

                            (a) an act of fraud or dishonesty by Executive that results in gain or personal enrichment of Executive at the Corporation's expense; or

                            (b) Executive's willful engagement in gross misconduct materially injurious to the Corporation that has not been cured by Executive within thirty (30) days of written notice specifying the alleged willful gross misconduct and material injury. For purposes of this Agreement, no act or failure to act on Executive's part shall be considered "willful" unless done or omitted to be done by him not

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                                    in good faith and without reasonable belief
                                    that his action or omission was in the best interest of the Corporation.

                  If the Executive's employment is terminated for Cause pursuant to this Section, Executive shall be entitled to receive (a) his accrued Minimum Base Compensation through the date of termination, (b) any accrued benefits up to the date of termination, (c) release of all stock and stock options of the Corporation set forth in Schedule B from any escrow, forfeiture, or vesting provisions, and (d) any benefits which are to be continued or paid after the date of termination in accordance with the terms of corresponding benefit plan.

                            10.b.4 Mutual Agreement. This Agreement may be
terminated any time upon mutual agreement of the parties.

                      10.c.  Change in Control

                      In the event that the Corporation shall have undergone a Change of Control (as defined in the Executive Agreement, dated the date hereof, between the Corporation and Executive (the "Executive Agreement")), in lieu of compensation otherwise provided under this Agreement, Executive shall be entitled to the benefits described in the Executive Agreement upon the termination of his employment, either voluntarily by Executive or by the Corporation for any reason except Executive's Disability or death.

                      10.d.  Mitigation

                      In the event that Executive's employment is terminated for any reason, Executive shall have not duty to mitigate his damages by seeking other employment and the Corporation shall not be entitled to set off amounts payable under this Agreement any compensation which Executive may receive from future employment.

       11. PROCEDURE UPON TERMINATION

                      Upon termination of his employment, Executive shall promptly return to the Corporation all documents (including copies) and other materials and property of the Corporation, pertaining to its business, including without limitation customer and prospect lists, contracts, files, manuals, letters, reports and records in his possession or control, no matter from whom or in what manner required.

       12. DISCOVERIES

                      Except as set forth in this Section, Executive shall communicate to the Corporation, in writing when requested, and preserve as confidential information of the Corporation, all customer lists, trade secrets, estimating techniques, bidding practices, non-public client information, client contacts, vendors, business concepts, and other ideas, relating to the business for the Corporation which are conceived, developed or made by Executive, whether alone or jointly with others, at any time (during or after business hours) during the term of Executive's employment with the Corporation (such concepts, practices, ideas and lists are referred to "Executive Discoveries"). All of Executive's Discoveries shall be the Corporation's

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exclusive property, and Executive shall, at the Corporation's request and expense, sign all documents and take such other action as it may reasonably request to confirm its ownership of Executive's Discoveries.

       13. NONDISCLOSURE

                        At all times after the date of this Agreement, except with the Corporation's express prior written consent or in connection with the proper performance of services under this Agreement, Executive shall not, directly or indirectly, communicate, disclose or divulge to any Person (as defined in Section 22 below) or use for the benefit of any Person, any confidential or proprietary knowledge or information, no matter when or how acquired, concerning the business of the Corporation including, but not limited to, (a) names of customers, locations, prospects and suppliers, (b) details of contracts, proposals or other business arrangements with clients, prospects and suppliers, (c) marketing methods, trade secrets, financial condition, and (d) software, source code, technical documentation and other information. For purposes of this Section 13, confidential information shall not include any information which is known by the general public, or which becomes known by the general public other than as a result of any improper act or omission of Executive.

       14. RESTRICTIVE COVENANT

                        a.  Covenant Not to Compete or Solicit

                        The Corporation was founded for the purpose of being a Registered Provider under Medicare to sell durable medical equipment, primarily diabetic supplies throughout the United States. As a material inducement to entering this Agreement, Executive agrees and covenants that while he is an employee of the Corporation and for a period of two (2) years thereafter (unless Executive's employment is terminated by the Corporation without cause or following a Change in Control, in which event the provisions of this Section 14.a. will not be binding on Executive), he:

                        (1) shall be restricted from competing with the Corporation, directly or indirectly on his own behalf or through third parties, in any manner whatsoever as a shareholder, director, officer, joint venturer, partner, sole proprietor, investor or, in any other ownership capacity whatsoever, or as an employee, consultant, agent, or representatives of or for a competing business within the fifty (50) states of the United States all territories of the United States and Canada; provided, however, that nothing contained herein shall be construed to prevent Executive from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Executive is not involved in the business of such corporation and if Executive and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of five percent of the stock of such corporation;

                        (2) shall not either directly or indirectly on his own behalf or through third parties solicit or attempt to solicit advertisers, agencies, developers, operators, owners, clients or

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customers (collectively "Customers") of the Corporation who are or were customers of the Corporation at any time during the proceeding two (2) years prior to his termination of employment with respect to any of the Corporation's business or business of its subsidiaries or affiliates for a competing business; and

                           (3) shall not communicate with or solicit any person
or entity, who is, or during a six (6) month period prior to Executive's termination of employment was, an employee, salesman, contractor, agent or representative of the Corporation (hereinafter collectively "Employee or Contractor"), in an effort to obtain such Person as an employee, salesman, contractor, agent or representative of an entity or business which competes with the Corporation`s business.

                           b. Convenient Not to Violate Corporate Confidences

                           The par6ties agree and acknowledge that the Executive
will have access to and will become aware of confidential information and trade secrets including Customer data, files, and business techniques (collectively, "Confidential Information") and that this Confidential Information (1) is not generally available to the public, (2) has been compiled at the Corporation's expense and over a substantial amount to time, (3) is critical to the Corporation's ability to compete in the industry in which it does business, and
(4) if disclosed or released will be greatly and irreparably damage the Corporation's business. Therefore, as a material inducement to entering into this Agreement, Executive agrees and covenants that he will not, while he is an Executive or during a two (2) year period beginning on the date of the termination of his employment, either disclose or divulge this Confidential Information to anyone or use this Confidential Information in any manner to compete with the Corporation.

                           c. Enforcement

                           The Corporation may enforce the provisions of this
Section by suit for damages, injunction or both, as provided below:

                           (1) The parties agree and acknowledge that the
Corporation will be irreparably injured by the breach of any provision of this Section, and that money damages alone will not be an appropriate measure of the harm the Corporation will suffer from such continuing breach. Therefore, the parties agree that the equitable relief, including specific performance of these provisions by injunction, is an appropriate remedy for breach of these provision.

                           (2) The parties also agree and acknowledge, however,
that money damages will be appropriate with respect to any past breach of any provision of this Section. Therefore, in case of any breach of this Section, the breaching party shall render a full and complete accounting of the gross receipts, expenses, and net profits which have resulted from such breach and shall be liable for money equal to the greater of (1) the actual profits recognized by such breaching party from all transactions in breach of this Section, or (2) profits that the Corporation could realize from the transactions in breach of this Section.

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                           (3) Notwithstanding anything to the contrary
contained in this Agreement neither the Corporation nor other Shareholders shall be obligated to make any payments to the Executive under this or any other Agreement between the parties if the Executive is deemed to have violated any provision of this Section of this Agreement. Further, breach of this Section shall be a complete defense to the non-payment by the Corporation of any payments due Executive under the terms of this Agreement.

                           (4) The Corporation shall, in addition to the damages
described in this Section be entitled to be reimbursed for all reasonable legal fees and costs necessary to prosecute any claim or action under this Section as part of any award by a court or arbitrator. The term "costs" shall include all the filing and court costs, investigation, witness and expert witness fees, deposition costs, travel, long-distance telephone, photocopying, and printing and any and all other costs necessary to prosecute the claim.

                           (5) If any portion of the provisions of this Section
or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the covenants set forth in this Section are determined to be unenforceable because of their scope, duration, geographic area or similar factor, then the court or arbitrator making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such covenant shall then be enforceable in its reduced or limited form.

       15. RELATIONSHIP OF PARTIES

                  The relationship between the parties is that of employer and employee. The Executive shall be eligible to participate in any plans or arrangements or distributions by the Corporation pertaining to any person and any profit-sharing bonus or similar benefits provided for regular employees and officers, directors and senior executives except to the extent that such plans, arrangements, or distributions are superseded by more liberal provisions in this Agreement.

       16. MANAGEMENT RESPONSIBILITY

                  The parties recognize that the business affairs of the corporation shall be managed by the Board of Directors of the Corporation in accordance with the laws of the State of Delaware governing the organization and administration of business corporations.

       17. WAIVER OF BREACH

                  The waiver by either party hereto of a breach of any provision of this Agreement shall not operate to be construed as a waiver of subsequent breach of the same or any other provision of this Agreement.

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       18. NOTICES

                  All notices, consents or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one (1) business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement (or such other address as the party receiving notice may specify in accordance with this Section). Notices may also be given by prepaid telegram or facsimile and be effective on the date transmitted if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to the Corporation, addressed to the attention of the Chairman of the Board, shall suffice as notice to the Corporation, provided that a copy thereof is simultaneously sent to the Corporate Attorney of record. Notice to Executive addressed to the address set forth at the beginning of this Agreement and shall suffice. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 18, except that any such change of address notice shall not be effective unless and until received.

       19. PRIOR AGREEMENTS

                  Executive represents to the Corporation (a) that there are no restrictions, agreements or undertakings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement or of his employment hereunder, (b) that his execution of this Agreement or his employment hereunder do not constitute a breach of any contract, agreement or understanding, oral or written to which he is a party of which he is bound, and (c) that he is free and able to execute this Agreement and to enter into employment by Executive.

       20. ASSIGNMENT

                  This Agreement shall not be assigned by either party without the prior written consent of the non-assigning party.

       21. OTHER PROVISIONS

                  This Agreement and the Executive Agreement set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous, oral or written, express or implied, agreement and understandings. This Agreement shall not be modified or terminated except in writing. The covenants set forth in Sections 10, 11, 12, 13, 14, 18 and this Section 21 shall survive the termination of this agreement and the termination of Executive's employment with the Corporation. No action taken by the Corporation under this Agreement, including without limitation any waiver, consent or approval, shall be effective unless approved by the Corporation's Chairman or the Board. This Agreement shall inure to the benefit of and bind each of the parties hereto and the successors and assigns of the Corporation and the personal representatives, estate and heirs of Executive. Neither the

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failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege with respect to any other occurrence or be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. Any headings preceding the text of any of the Sections or Subsections of this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, meaning or effect.

       22. DEFINITION

                  Person. "Person" means any individual, corporation, partnership, sole proprietorship, joint venture, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

                  WITNESS the due execution and delivery hereof on the date first above written.

THE CORPORATION:                            EXECUTIVE:

CERTIFIED DIABETIC SUPPLIES, INC.



By:    /s/ Peter J. Fiscina                        /s/ Frederick J. Roberts
   -------------------------                       -------------------------
Name:  Peter J. Fiscina                     Name:  Frederick J. Roberts
Title: Chairman


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                                  SCHEDULE A
                                 COMPENSATION

           1.     MINIMUM BASE COMPENSATION

             Subject to the termination provisions of the Agreement Executive shall be paid an annual minimum base salary of $150,000 per year plus such increase in annual minimum base salary as may be authorized by the Chairman or the Board of Directors ("Minimum Base Compensation") for all services rendered to the Corporation for the term of this Agreement in equal weekly or bi-weekly installments with a deduction of all taxes and other amounts required to be withheld or deducted by law. The Minimum Base Compensation will be reviewed in good faith by the Board of Directors on an annual basis and may be increased but not decreased from the prior level.

         2.     INCENTIVE BONUS COMPENSATION

         In addition to his Minimum Base Compensation, Executive shall be entitled to Incentive Bonus Compensation ("Incentive Bonus Compensation") as determined as follows:

             Starting from a base of $7,000,000 in sales and an EBITDA of $2,000,000 and not taking into consideration the adjustment for (1) accounts receivable and (2) officer's salaries. See Schedule Below.


--------------------------------------------------------------------------------
         Annual Sales              EBITDA              Incentive Bonus
                                                         Compensation
--------------------------------------------------------------------------------
          $ 7,000,000            $2,000,000                 $150,000
--------------------------------------------------------------------------------
           10,000,000             3,000,000                  200,000
--------------------------------------------------------------------------------
           15,000,000             3,500,000                  250,000
--------------------------------------------------------------------------------
           20,000,000             4,000,000                  300,000
--------------------------------------------------------------------------------
           25,000,000             5,000,000                  350,000
--------------------------------------------------------------------------------
           30,000,000             6,000,000                  400,000
--------------------------------------------------------------------------------

             Each Incentive Bonus shall be paid not more than (30) days after a determination that the applicable performance goal has been met. EBITDA means, for any period, the Corporation's consolidated earnings from continuing operations before interest, taxes, depreciation and amortization for such period.

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             The Executive shall be entitled to such other cash bonuses as determined from time to time at the discretion of the Board of Directors based upon the growth and success of the Corporation.











                                       12

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                                   SCHEDULE B
                                      STOCK

         25,000 shares of common stock of the Corporation to be issued no later than June 30, 1998.


         Options to purchase 240,000 shares of common stock of the Corporation, which will vest over a three year period commencing on the Effective Date of this Agreement.